Exhibit 10.9

Exclusive

Purchase

Framework

Agreement

Party A: Guangzhou Vipshop Computer Service Co., Ltd

Party B: Guangzhou Vipshop Information Technology Co., Ltd

Contract No.:

Exclusive Purchase Framework Agreement

BETWEEN:

Party A:	Name: Guangzhou Vipshop Computer Service Co., Ltd Address: Tel: Fax: Attn:
AND

Party B:	Name: Guangzhou Vipshop Information Technology Co., Ltd Address: Tel: Fax: Attn:
Venue of Signature	Guangzhou, China

Date of Signature	, 2011

Scope of Application

A.      Party A and its subsidiaries at different places shall supply commodities or render services to Party B and its subsidiaries pursuant to this Agreement; and

B.      Party B and its subsidiaries shall purchase commodities or services from Party A and its subsidiaries at different places pursuant to this Agreement

Background for the Signing of this Agreement

A.	Party A, a wholly foreign owned enterprise registered in China, has strong resources of commodity and service suppliers, in alliance with its cargo warehousing sites in Kunshan, Chengdu, Beijing and other major cities. Party A, together with its subsidiaries spreading at different places throughout China, can form a strong nationwide allocation and delivery network. In addition, Party A also has sound human and organization resources in such aspects as IT, R&D and consumer data analysis;

B.	Party B, a domestic limited liability company registered in China, may engage in network sales business in accordance with relevant PRC laws. It has its own domain name, trademark and website customers; and

C.	In a bid to develop a sharp competitiveness in the area of e-commerce, Party A and Party B enter into a strategic cooperation relationship by relying upon their own respective advantages, which is to say, Party A will utilize its strong commodity channels and warehousing and logistics capacity to organize the sources of commodities and provide the corresponding allocation and delivery services, while Party B will focus on the front-end website maintenance and customer service.

In consideration whereof, Party A and Party B enter into the Exclusive Purchase Framework Agreement as follows through amicable consultations:

1.	Ordering and Supply of Goods

1.1.	Party A will purchase all the commodities or services for sale at Party B’s website from a variety of suppliers.

1.2.	During the effective term of this Agreement, Party B or its branches shall establish orders according to the ordering demands of website users, and deliver the orders to Party A or its local subsidiaries through Party A’s authorized representatives; Party A or its local subsidiaries shall, within 3 days after receiving the orders, sort out the goods listed in the orders from Party A’s warehouse, package and deliver them to the website users.

1.3.	The purchase orders must clearly specify the purchase price, quantity, category of commodities, delivery address and such other basic information.

1.4.	All the purchase orders shall be accepted by Party A. Party A reserves its right to reject any purchase order at its own discretion.

1.5.	The price paid by Party B to purchase the commodities will include the value-added tax (VAT). Party B agrees that Party A may unilaterally adjusts the purchase price of the commodities at any time, provided that such price adjustments shall take effect immediately upon the written notice of purchase price adjustments is delivered to Party B.

1.6.	The ownership and risks of the commodities listed in the purchase order shall be transferred to Party B when Party A accepts the purchase order, completes the sorting and packaging of the ordered commodities for allocation, and the goods depart from Party A’s warehouse.

1.7.	Party A shall be exempted from any liabilities for, but has to actively give Party B feedback, Party A’s failure to perform or delay in performing any accepted order due to causes beyond the reasonable control of Party A.

1.8.	After Party B obtains the ownership of the purchased goods pursuant to Article 1.6 hereof, it may decide to return the goods at its own option at any time, and Party A will unconditionally accept Party B’s request of goods return and refund Party B the corresponding payment already made by Party B.

1.9.	Party A may, to the extent permitted, grant Party B with a license to use all the intellectual property rights in connection with the purchased commodities for its sale of the commodities purchased, which shall be otherwise specified in the purchase order.

2.	Representations, Undertakings and Warranties

2.1.	Party A represents, warrants and undertakes to Party B that:

2.1.1. Party A is a company duly incorporated and validly existing under the laws of PRC;

2.1.2. Party A’s execution and performance of this Agreement falls within its corporate power and business scope; requisite corporate acts have been taken and appropriate authority has been obtained for the execution of this Agreement; and

2.1.3. this Agreement constitutes a legitimate, valid and binding obligation of Party A and may be enforced against Party A according to its terms.

2.2.	Party B represents, warrants and undertakes to Party A that:

2.2.1. Party B is a company duly incorporated and validly existing under the laws of PRC, having any permits, approvals or qualifications required by PRC laws as necessary to carry out wholesale and retail business in China;

2.2.2. Party B’s execution and performance of this Agreement falls within its corporate power and business scope; requisite corporate acts have been taken and appropriate authority has been obtained for the execution of this Agreement; any necessary third party consents and approvals have been obtained; the execution and performance of this Agreement will not violate the laws or other restrictions by which Party B is bound or affected; and

2.2.3. this Agreement constitutes a legitimate, valid and binding obligation of Party B and may be enforced against Party B according to its terms.

3.	Quality Requirements of the Goods

3.1.	In order to meet the quality requirements, the products shall:

3.1.1. be free of any hazards endangering the personal and property safety, and are in conformity with the State and the industrial standards intended to safeguard the personal health, personal and property safety;

3.1.2. have the use functions assigned to them, and have explained the defects in the use functions, if any; and

3.1.3. meet the standards specified as adopted standards on the products or their packages, be in conformity with the quality situation described in such forms as advertisements, product description, samples, etc.

3.2.	The markings on the products or the packages are true and:

3.2.1. have certificates proving the quality of the products have successfully passed the inspections;

3.2.2. specify in Chinese the product name, manufacturer and its address;

3.2.3. specify in Chinese the product specifications, grade, name and content of main ingredients if so needed to be specified according to the characteristics and use requirements of the products; indicate on the external package or provide the consumers with relevant information in advance if such information needs to be learnt by the consumers in advance;

3.2.4. clearly indicate the date of production and the safe period of use or the day when the products cease the effect on those products with limited period of use; and

3.2.5. bear warning mark or warning explanations in Chinese for those products that may, if inappropriately used, easily cause damage to the products themselves or endanger the personal or property safety.

3.3.	Party A undertakes that it has never:

3.3.1. adulterated the commodities or mixed the commodities with other substances, passed off the false products as genuine, replaced the quality products with inferior ones, or replaced the quality products with unqualified ones;

3.3.2. produced the commodities expressly ordered by the State to be eliminated, or sold the commodities that have lost effect or gone bad;

3.3.3. falsified the place of origin of the commodities, falsified or used the marks of certification, famous and high-quality products and such other marks without authorization; or

3.3.4. failed to inspect or quarantine the sold commodities that should be inspected or quarantined, or falsified the results of inspection or quarantine.

3.4.	The foods supplied by Party A shall be in conformity with hygiene standards, the staple and complementary foods dedicated to infants and babies shall meet the nutrition and hygiene standards, and the supplied food additives, food containers, packaging materials, tools and equipment for foods, and the detergents and disinfectors shall meet the hygiene standards and be in compliance with the provisions of hygiene administration methods.

3.5.	The commodities provided by Party A shall not infringe upon another person’s copyright or the rights related thereto.

3.6.	Party A guarantees that the commodities provided to Party B for its sale are all authentic products, no fake products are contained, do not infringe upon another person’s exclusive rights of registered trademark, and that the sources of the commodities are legitimate, authentic and without violation of any relevant laws and regulations. Should Party B’s users return the commodities provided by Party A due to the non-compliance of the commodities with the quality standards of the State, Party A must accept such return of the commodities.

4.	Conditions and Restrictions of the Cooperation

4.1.	Party B and its branches shall only purchase the commodities or services from Party A and its subsidiaries, as long as Party A and its subsidiaries have the capacity in connection therewith, and in this case, no purchase shall be made from any third party.

4.2.	Party A and its subsidiaries must organize the sources of commodities strictly in accordance with the demands of Party B’s users and shall guarantee the adequate stock for Party B.

4.3.	Party A must, at Party B’s request, send personnel to work in collaboration at Party B’s offices so as to jointly resolve the issues that may be encountered in the process to satisfy the needs of Party B’s users.

5.	Purchase Price of the Commodities and Means of Settlement

5.1.	After each valid deal between the two Parties, Party A has to provide the services of commodity source organizing, purchasing, goods inspection, warehousing and tallying, sorting, packaging and logistics allocation. The corresponding price of such services shall be included into the purchase price of the commodities.

5.2.	The Parties shall settle the payment for goods according to the unit purchase price of the commodities specified in the purchase order placed by Party B to Party A and the quantities of the goods actually sold by Party B each month (with the commodities returned by Party B’s users deducted).

5.3.

On the 28th of each month, Party B shall prepare the payment settlement form based on the quantity of the goods actually sold by Party B and deliver the form to Party A; Party A shall propose its disagreement with such payment settlement form to Party B within five days after receiving the payment settlement form. Any failure to propose disagreement within that time limit shall be deemed as Party A has no disagreement with such payment settlement form.

5.4.	Party A shall issue the full-amount VAT invoice at the rate of 17% to Party B based on the payment settlement amount within five days after receiving such payment settlement form, and Party B shall pay the amount to Party A via bank transfer within five working days after receiving the invoice.

6.	After-sale Services

6.1.	If any property damage is caused to the consumers who have purchased from Party B the commodities provided by Party A, Party B may, after the consumers return the commodities as requested, unconditionally return such commodities to Party A.

6.2.	In case the commodities purchased by the consumers from Party B provided by Party A are warranted according to the State regulations or by Party B’s commitment for “reparation, exchange or return”, Party B may, after the consumers return the commodities as requested, unconditionally return such commodities to Party A.

6.3.	In case the commodities purchased by the consumers from Party B provided by Party A cannot be used normally even after twice reparations during the warranty period, Party B may, after the consumers return the commodities as requested, unconditionally return such commodities to Party A.

6.4.	In case the commodities purchased by the consumers from Party B provided by Party A are identified by relevant administrative authority as unqualified according to laws, Party B may, after the consumers return the commodities as requested, unconditionally return such commodities to Party A.

6.5.	The commodities shall be returned or exchanged according to the procedures as follows:

6.5.1. Party B notifies Party A of the names, specifications, packaging, quantities, time and place of the commodities that need to be returned or exchanged by submitting a “Form of Commodities Return (Exchange)” to Party A.

6.5.2. Party A must pick up the commodities listed in such Form of Commodities Return (Exchange) at Party B’s place of business within 5 working days after receiving such Form of Commodities Return (Exchange).

6.5.3. If Party A fails to pick up the commodities mentioned herein within the specified time limit, nor does it submit to Party B a written notice of delayed pick-up, Party B may dispose of such commodities, with the income arising therefrom belonging to Party B, and may deduct the amount of such commodities to be returned or exchanged from the payment payable to Party A.

6.5.4. Song long as the conditions for commodities return and exchange agreed hereinabove are satisfied, Party A shall in no case refuse the request of return or exchange by reasons of goods payment, litigation, etc.

6.5.5. Party B shall submit the Form of Commodities Return (Exchange) to Party A in such manners as including but not limited to:

(1)	if sent by facsimile: the form shall be deemed to be duly submitted one hour after it is delivered to Party A’s fax machine; or

(2)	if sent by e-mail: the form shall be deemed to be duly submitted immediately upon its delivery to Party A’s designated e-mail address.

7.	Confidentiality

7.1.	Both parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with the execution or performance of this Agreement are confidential. Both parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent from the other party unless under the following conditions: (a) such documents are known or will be known by the public (not due to the receiving party’s unauthorized disclosure of such documents to the public); (b) any documents required to be disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) if any documents are required to be disclosed by any Party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement, such legal counsel or financial consultant shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by employees or agencies employed by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive even if this Agreement is terminated for any reason whatsoever.

7.2.	The termination, nullity, amendment or dissolution of this Agreement shall not prejudice the validity of this clause of confidentiality.

8.	Liabilities for Breach of Contract

8.1.	Each Party agrees to indemnify and hold the other Party and its senior employees, directors, shareholders, employees, agents and representatives harmless from any losses, liabilities, claims, demands and expenses (including attorney fees) incurred by such Party’s breach of any of its representations, warranties, undertakings or covenants hereunder.

8.2.	In no case shall any Party be held responsible toward the other Party for any lost profits, or any special, punitive, incidental, indirect or derivative damages arising from or in connection with this Agreement, whether by contract, tort (including negligence), compensation, product liability or other theories.

9.	Force Majeure

9.1.	Should any Party’s failure or delay of the performance of this Agreement is brought about or caused by an event beyond the reasonable control of such affected Party, then such Party shall not be held responsible toward the other Party or for such event with respect to its failure or delay of the performance of this Agreement, or shall such failure or delay be deemed as a default hereunder or a breach hereof. Such events beyond the reasonable control shall include fires, bloods, storms, embargo, war or war acts, terrorism, rebels, riots, civil disorders, strikes, joint closure, government order, acts of god, or any acts, negligence or action delay of governmental authority; provided that it is understood that this Article 9 is only intended to suspend the performance of, rather than relieve any Party from its obligations hereunder, and whenever the event that results in such failure or delay of performance is eliminated or alleviated, the affected shall resume the performance of its obligations hereunder. The Party unable to perform its obligations due to any event of Force Majeure shall: (i) immediately give notice to the other Party upon the occurrence of such event to inform the details of such event; and (ii) use its reasonably best efforts to undertake remedial measures for such event at the fastest available speed. Notwithstanding the foregoing provision, such party shall not be exempted from its liabilities for such failure or delay of the performance to the extent that such failure or delay should have been avoided if reasonable preventive measures had been taken by this Party, or its obligations can be performed when such Party uses its commercially reasonable efforts.

10.	Term and Termination of the Agreement

10.1.	This Agreement shall remain valid from to , during which any transaction between the Parties shall be bound by this Agreement. If neither Party raises objection in writing and the Parties still maintain their cooperation in sale and purchase of goods at the expiration of this Agreement, the Parties are willing to be bound by this Agreement until a new agreement is entered into between the Parties.

10.2.	So long as this Agreement remains valid, Party B shall not terminate this Agreement before its expiration, unless Party A commits gross negligence or fraud toward Party B. Party A may terminate this Agreement at any time by serving a written notice to Party B fifteen (15) days in advance.

10.3.	Under any of the following circumstances, Party A shall have the right (but no obligation) to immediately terminate this Agreement with a written notice to Party B:

10.3.1. Party B violates any of its representations, warranties, undertakings or covenants hereunder;

10.3.2. Party B violates any undertakings or covenants contained in the Exclusive Business Operations Agreement entered into with Party A;

10.3.3. Party B and/or its shareholders violate any of its undertakings or covenants contained in the Exclusive Call Option Contract or the Equity Interest Pledge Agreement, to which Party B and/or its shareholders is a party.

10.3.4. the occurrence of Force Majeure (as defined in Article 9 hereof) has affected Party B and such event of Force Majeure has lasted for a period of sixty (60) days.

11.	Dispute Resolution

11.1.	This Agreement shall be governed by and construed in accordance with the laws of PRC.

11.2.	The Parties hereto shall first strive to settle any dispute arising from the interpretation or performance of this Agreement through amicable consultation. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by either Party, any Party can submit such matter to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon both Parties.

11.3.	In case of any disputes arising from the interpretation and performance of this Agreement, or while any disputes are in the process of arbitration, the Parties hereto shall remain to exercise their respective rights hereunder and perform their respective obligations hereunder except those disputed matters.

12.	Miscellaneous

12.1.	This Agreement, together with its appendices, shall constitute the entire agreement of the Parties with respect to the subject matters herein and fully supersede all prior verbal and written communications with respect to the subject matters herein. The matters not detailed enough or not covered herein may be resolved through consultation. Except those specified herein, there are no other express or implicit conditions, understandings, agreements or warranties.

12.2.	Unless prior written consent of Party A is obtained, Party B shall have no right to transfer any of its rights and/or obligations hereunder to a third party, while it is acknowledged that Party A may transfer any and all of its rights and obligations hereunder to a third party at any time without any need to obtain Party B’s consent.

12.3.	If any provision or provisions of this Agreement is judged in any respect as void, illegal or unenforceable according any laws or regulations, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall negotiate with each other in good faith to seek the replacement of those void, illegal or unenforceable provisions by valid provisions to the maximum extent permitted by laws and expected by the Parties, and to the extent closest to the economic effect originally intended by those void, illegal or unenforceable provisions.

12.4.	This Agreement may be modified, amended or supplemented only by a written agreement signed by Party A and Party B, and such written agreement of modifications and/or supplementations signed by the Parties in connection with this Agreement shall be an indispensable component of this Agreement and shall have the same legal effect as this Agreement.

12.5.	Any Party may waive the terms and conditions contained herein, provided that such waiver must be made in writing and signed by such waiving Party. Any Party’s waiver of the breach of this Agreement in some cases shall not be treated as such Party’s waiver of any similar breach in other cases.

12.6.	Each purchase order placed by Party B to Party A as confirmed by the Parties during the term of this Agreement is a part of this Agreement and shall be bound by its provisions.

12.7.	The purchase price mentioned herein and in the purchase order refers to the settlement price of the goods payment and shall serve as the basis for payment settlement.

12.8.	The name of this Agreement and the headings used herein are set for convenience only, and shall be ignored in the interpretation of this Agreement.

13.	This Agreement shall be made in duplicate, each Party holding one.

14.	This Agreement shall come into force upon signed and stamped by both Parties. Anything not covered herein shall be subject to a supplementary agreement otherwise entered into between the Parties through consultation. The supplementary agreement shall have the same legal effect as this Agreement.

(No contract text below)

Party A (stamp): Guangzhou Vipshop Computer Service Co., Ltd	Party B (stamp): Guangzhou Vipshop Information Technology Co., Ltd

Liaison:	Liaison:

Tel:	Tel:

e-mail address:	e-mail address:

Signatory: /s/ Guangzhou Vipshop Computer Service Co., Ltd	Signatory: /s/ Guangzhou Vipshop Computer Service Co., Ltd

Date of signing:	Date of signing: